NEWS RELEASE

Contact:
Robert L. Johnson, Chairman & CEO	Dresner Corporate Services
Curt Kollar, CFO	Steve Carr
706-645-1391	312-780-7211
bjohnson@charterbank.net or	scarr@dresnerco.com
ckollar@charterbank.net

CHARTER FINANCIAL COMPLETES MERGER WITH
RESURGENS BANCORP

West Point, Georgia, September 1, 2017 – Charter Financial Corporation (NASDAQ: CHFN) (the "Company") announced today the completion of its merger (the “Merger”) with Tucker, Georgia-based Resurgens Bancorp (“Resurgens”) effective September 1, 2017, pursuant to the previously announced definitive Agreement and Plan of Merger (the “Merger Agreement”) between the Company and Resurgens, dated as of June 1, 2017. Additionally, Resurgens Bank, a wholly-owned subsidiary of Resurgens which operated two branches in the Atlanta metropolitan area, has merged with and into CharterBank, a wholly-owned subsidiary of the Company. The combined Company had, on a pro forma basis as of June 30, 2017, approximately $1.6 billion of total assets, approximately $1.3 billion of deposits and approximately $1.2 billion of loans, with 22 banking offices in Metro Atlanta, the I-85 corridor south to Auburn, Alabama, and the Florida Gulf Coast.
Robert L. Johnson, Chief Executive Officer and Chairman of the Company and CharterBank said, “With the Merger now complete, we are very pleased with our expanded presence in the Metro Atlanta market. We now have over $668.7 million of loans and $711.8 million of deposits, and operate 11 branches in the Atlanta metropolitan area.”
Under the terms of the Merger Agreement, the Company acquired all of the outstanding shares of Resurgens common stock for $17.00 per share, with a total transaction value of approximately $25.8 million. Excluding one-time merger-related costs, the transaction is expected to be immediately accretive to the Company's earnings per common and diluted share. A more complete description of the Merger consideration is contained in the Merger Agreement in an 8-K filed with the Securities and Exchange Commission on June 1, 2017.
Systems conversions and operational integration of Resurgens Bank into CharterBank is expected to be finished in February 2018. Until this time, Resurgens clients should continue to conduct their banking business as usual using existing Resurgens branches, debit cards, checks, ATMs and making loan payments until conversion is complete. The Company will communicate with our new customers as we complete the integration.
Charles M. DeWitt III, who previously served as founding CEO of Resurgens, will serve as Charter's President of the North Atlanta market. In addition to managing his team in DeKalb County, Mr. DeWitt will also manage the four Cobb County branches brought over in the acquisition of CBS Financial Corporation ("CBS").
“We are thrilled to have Charles join our management team,” Mr. Johnson said. “Charles has done excellent work at Resurgens as CEO, and we expect his strong leadership across this wider market area."
Sylvia D. Hamby, who previously served as Cobb County President after making the transition from CBS, is retiring.

“Sylvia's presence during the acquisition and integration of the CBS team was invaluable, and she has done an amazing job making that team part of the CharterBank family and building our business in Cobb County,” Mr. Johnson said. “We congratulate Sylvia on her many contributions and accomplishments, and wish her nothing but the best in her retirement.”
About Charter Financial Corporation
Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. CharterBank is headquartered in West Point, Georgia, and operates branches in Metro Atlanta, the I-85 corridor south to Auburn, Alabama, and the Florida Gulf Coast. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation. Investors may obtain additional information about Charter Financial Corporation and CharterBank on the internet at www.charterbk.com under About Us.
Forward-Looking Statements
This release may contain “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “well-positioned,” “planned,” “intend,” “strive,” “probably,” “focused on,” “estimated,” “working on,” “continue to,” “seek,” "leverage," "building," and “potential.” Examples of forward-looking statements include, but are not limited to, statements regarding future growth, profitability, expense reduction, improvements in income and margins, increasing stockholder value, and estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to the Company's inability to implement its business strategy; general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in loan defaults and charge-off rates; changes in the value of securities and other assets, adequacy of loan loss reserves, or deposit levels necessitating an increase in borrowing to fund loans and investments; the changing exposure to credit risk; the inability to identify suitable future acquisition targets; the potential inability to effectively integrate and manage the new businesses and lending teams that transitioned from Community Bank of the South and Resurgens Bank; the inability to properly leverage the expansion into the North Atlanta market; changes in legislation or regulation; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services; the effect of cyberterrorism and system failures; the uncertainty in global markets resulting from the new administration; and the effects of geopolitical instability and risks such as terrorist attacks, the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effect of any damage to our reputation resulting from developments relating to any of the factors listed herein. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. Except as required by law, the Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2016. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission.
The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.